Exhibit 23.1


    Independent Auditors' Consent


         We consent to the use in this Registration Statement of Photronics, Inc. on Form S-3 of our report dated December 9, 1996 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the 1994 change in accounting for investments and income taxes) included in the Annual Report on Form 10-K of Photronics, Inc. for the year ended October 31, 1996, and to the use of our report dated December 9,
    1996, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

    /s/ Deloitte & Touche LLP
    -------------------------
    Deloitte & Touche LLP
    Hartford, Connecticut
    April 28, 1997